Exhibit 5.1

Christian E. Plaza

(703) 456-8006

cplaza@cooley.com

October 18, 2007

DuPont Fabros Technology, Inc.

1212 New York Avenue, NW, Suite 900

Washington D.C., 20005

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by DuPont Fabros Technology, Inc., a Maryland corporation (the “Company”), of a Registration Statement on Form S-8 (the “Registration Statement”) with the U.S. Securities and Exchange Commission covering the offering of up to 4,624,745 shares of common stock, par value $0.001 per share (“2007 Plan Shares”), pursuant to the Company’s 2007 Equity Compensation Plan (the “2007 Plan”). All of the 2007 Plan Shares are to be sold by the Company as described in the Registration Statement, and related prospectus\ (the “Prospectus”).

In connection with this opinion, we have examined and relied upon (a) an executed copy of the Registration Statement and related Prospectus, (b) the 2007 Plan, (c) the Company’s Articles of Amendment and Restatement, as filed with the Maryland State Department of Assessments and Taxation on October 18, 2007, as currently in effect and certified by the Secretary of the Company as being complete, accurate and correct, (d) the Company’s Amended and Restated Bylaws, as currently in effect and certified by the Secretary of the Company as being complete, accurate and correct, (e) resolutions of the Board of Directors of the Company adopted on October 18, 2007, as certified by the Secretary of the Company as being complete, accurate, and in effect, relating to the issuance and sale of the Shares and any arrangements in connection therewith, and (f) the originals or copies certified to our satisfaction of such other records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

In rendering this opinion, we have assumed: the genuineness and authenticity of all signatures on original documents; the authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies; the accuracy, completeness and authenticity of certificates of public officials; and the due authorization, execution and delivery of all documents, where authorization, execution and delivery are prerequisites to the effectiveness of such documents. We have also assumed: that all individuals executing and delivering documents in their individual capacities had the legal capacity to so execute and deliver. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

Our opinion is expressed only with respect to the federal laws of the United States of America and the General Corporation Law of the State of Maryland. We express no opinion as to whether the laws of any particular jurisdiction other than those identified above are applicable to the subject matter hereof.

DuPont Fabros Technology, Inc.

October 18, 2007

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With regard to our opinion with respect to full payment of the outstanding capital stock of the Company, we have examined and relied upon a certificate of an officer of the Company to the effect that the consideration for all outstanding shares of capital stock of the Company will be received by the Company in accordance with the provisions of the applicable resolutions of the Board of Directors, the 2007 Plan, and/or any agreement relating to the issuance of such shares. We have conducted no further investigation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the 2007 Plan Shares, when sold and issued in accordance with the 2007 Plan, and the Registration Statement and related Prospectus, will be validly issued, fully paid and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the effectiveness of the Registration Statement.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement.

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DuPont Fabros Technology, Inc.

October 18, 2007

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Very truly yours,

COOLEY GODWARD KRONISH LLP

By:	/s/ Christian E. Plaza
Christian E. Plaza